Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHIASMA, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

CHIASMA, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Chiasma, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on April 12, 2001.

2. That the Board of Directors of the Corporation duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Chiasma, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware and New Castle County is 1313 N. Market Street, Suite5100, Wilmington, Delaware 19801. The name of its registered agent at such address is PHS Corporate Services, Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,358,845 shares, consisting of (i) 175,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 125,358,845 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which (A) 45,000,000 shares are hereby designated as Series E Convertible Preferred Stock (the “Series E Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below, (B) 38,504,439 shares are hereby designated as Series D’ Convertible Preferred Stock (the “Series D’ Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below, (C) 40,719,409 shares are hereby designated as Series C’ Convertible Preferred Stock (the “Series C’ Preferred Stock” and together with the Series D’ Preferred Stock and the Series E Preferred Stock, the “Voting Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below, and (D) 1,134,997 shares are hereby designated as Series B1’ Convertible Preferred Stock (the “Series B1’ Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	Preferred Stock.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.

1. Dividend Provisions.

(a) The holders of Series E Preferred Stock shall be entitled to receive dividends at the rate per annum of eight percent (8%) of the Series E Original Issue Price (as defined below), payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). The holders of Series D’ Preferred Stock shall be entitled to receive dividends at the rate per annum of eight percent (8%) of the Series D’ Original Issue Price (as defined below), payable when, as and if declared by the Board of Directors. The holders of Series C’ Preferred Stock shall be entitled to receive dividends at the rate per annum of eight percent (8%) of the Series C’ Original Issue Price (as defined below), payable when, as and if declared by the Board of Directors. The holders of Series B1’ Preferred Stock shall be entitled to receive dividends at the rate per annum of eight percent (8%) of the Series B1’ Original Issue Price (as defined below), payable when, as and if declared by the Board of Directors. None of such dividends shall be cumulative.

(b) The Corporation shall not declare, pay or set aside any dividends on shares

(i) of Series D’ Preferred Stock, Series C’ Preferred Stock or Series B1’ Preferred Stock, unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series E Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock in an amount at least equal to the applicable amount for such series set forth in Subsection 1(a) and not previously paid;

(ii) of Series C’ Preferred Stock or Series B1’ Preferred Stock, unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series E Preferred Stock then outstanding and the holders of the Series D’ Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock and Series D’ Preferred Stock in an amount at least equal to the applicable amount for such series set forth in Subsection 1(a) and not previously paid;

(iii) of Series B1’ Preferred Stock, unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of Series E Preferred Stock, the holders of Series D’ Preferred Stock then outstanding and the holders of Series C’ Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock, Series D’ Preferred Stock and Series C’ Preferred Stock in an amount at least equal to the applicable amount for such series set forth in Subsection 1(a) and not previously paid; or

(iv) of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock), unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series E Preferred Stock then outstanding, the holders of the Series D’ Preferred Stock then outstanding, the holders of the Series C’ Preferred Stock then outstanding and the holders of the Series B1’ Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock, Series D’ Preferred Stock, Series C’ Preferred Stock and Series B1’ Preferred Stock in an amount at least equal to the applicable amount for such series set forth in Subsection 1(a), and not previously paid.

(c) Subject to the obtaining of any consents required elsewhere in this Certificate of Incorporation, after the payment of the dividend amounts for each series set forth in Subsection 1(a), then the Corporation may (when, as and if declared by the Board of Directors) declare and distribute dividends among the holders of the Series E Preferred Stock, the holders of the Series D’ Preferred Stock, the holders of the Series C’ Preferred Stock, the holders of the Series B1’ Preferred Stock and the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all Series E Preferred Stock, Series D’ Preferred Stock, Series C’ Preferred Stock and Series B1’ Preferred Stock) as of the record date with respect to the declaration of such dividends.

(d) The “Series E Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series E Preferred Stock. The “Series D’ Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D’ Preferred Stock. The “Series C’ Original Issue Price” shall mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C’ Preferred Stock. The “Series B1’ Original Issue Price” shall mean $6.359874 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B1’ Preferred Stock.

2. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or a Deemed Liquidation Event (as defined herein), the holders of shares of Series E Preferred Stock then outstanding shall be entitled to receive from any assets of the Corporation available for distribution to the Corporation’s stockholders by reason of their ownership thereof, in preference to any distribution of any of the assets of the Corporation to the holders of Series D’ Preferred Stock, the holders of Series C’ Preferred Stock, the holders of Series B1’ Preferred Stock or the holders of Common Stock by reason of their ownership thereof, an amount per share of Series E Preferred Stock equal to the Series E Original Issue Price, plus any dividends declared but unpaid thereon (the “Series E Liquidation Amount”). Following the payment of the preferential payments specified in Subsections 2(b), 2(c) and 2(d) to the holders of Series D’ Preferred Stock, Series C’ Preferred Stock and Series B1’ Preferred Stock, respectively, each holder of Series E Preferred Stock shall be entitled to the distributions specified in Subsection 2(e). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the full amount to which they shall be entitled under this Subsection 2(a), then the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution to such holders in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) In the event of any Liquidation Event or Deemed Liquidation Event, the holders of shares of Series D’ Preferred Stock then outstanding shall be entitled to receive from any assets of the Corporation available for distribution to the Corporation’s stockholders by reason of their ownership thereof, after payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock and in preference to any distribution of any of the assets of the Corporation to the holders of Series C’ Preferred Stock, to the holders of Series B1’ Preferred Stock or to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series D’ Preferred Stock equal to $0.57277 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D’ Preferred Stock), plus any dividends declared but unpaid thereon (the “Series D’ Liquidation Amount”), provided that if the Series D’ Participation Amount (as defined below) exceeds the Series D’ Liquidation Amount, the holders of shares of Series D’ Preferred Stock shall not be entitled to receive the Series D’ Liquidation Amount and shall instead be entitled to receive pursuant to Subsection 2(e) the Series D’ Participation Amount. The “Series D’ Participation Amount” shall mean the amount by which (A) the amount payable in respect of a share of Common Stock in the event of any Liquidation Event or Deemed Liquidation Event pursuant to Subsection 2(e) exceeds (B) $0.42723 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D’ Preferred Stock); provided that, for the purpose of such calculation, (1) the number of shares of outstanding Common Stock shall be equal to the sum of (x) the number of shares of Common Stock actually outstanding, including, for the avoidance of doubt, the shares of Common Stock actually issued upon conversion of shares of Series B1’ Preferred Stock prior to such Liquidation Event or Deemed Liquidation Event, plus (y) the number of shares of Common Stock issuable upon conversion of all shares of Series C’ Preferred Stock, Series D’ Preferred Stock and Series E Preferred Stock outstanding as of such Liquidation Event or Deemed Liquidation Event, and (2) the assets of the Corporation available for distribution to the holders of Common Stock by reason of their ownership thereof, shall be equal to the sum of (x) the assets of the Corporation available for distribution to the Corporation’s stockholders, after the payment of all preferential amounts required to be paid to the holders of shares of Series E Preferred Stock, the holders of shares of Series C’ Preferred Stock and the holders of Series B1’ Preferred Stock, plus (y) the product of $0.42723 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D’ Preferred Stock) and the number of shares of Series D’ Preferred Stock. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D’ Preferred Stock the full amount to which they shall be entitled under this Subsection 2(b), then the holders of shares of Series D’ Preferred Stock shall share ratably in any distribution of the assets available for distribution to such holders in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c) In the event of any Liquidation Event or Deemed Liquidation Event, the holders of shares of Series C’ Preferred Stock then outstanding shall be entitled to receive from any assets of the Corporation available for distribution to the Corporation’s stockholders by reason of their ownership thereof, after payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock and Series D’ Preferred Stock and in preference to any distribution of any of the assets of the Corporation to the holders of Series B1’ Preferred Stock or the holders of Common Stock by reason of their ownership thereof, an amount per share of Series C’ Preferred Stock equal to the Series C’ Original Issue Price, plus any dividends declared but unpaid thereon (the “Series C’ Liquidation Amount”). Following the payment of the preferential payments specified in Subsection 2(d ) to the holders of Series B1’ Preferred Stock, each holder of Series C’ Preferred Stock shall be entitled to the distributions specified in Subsection 2(e). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C’ Preferred Stock the full amount to which they shall be entitled under this Subsection 2(c), then the holders of shares of Series C’ Preferred Stock shall share ratably in any distribution of the assets available for distribution to such holders in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(d) In the event of any Liquidation Event or Deemed Liquidation Event, the holders of shares of Series B1’ Preferred Stock shall be entitled to receive from any assets of the Corporation available for distribution to the Corporation’s stockholders by reason of their ownership thereof, after the payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock, Series D’ Preferred Stock and Series C’ Preferred Stock and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share of Series B1’ Preferred Stock equal to the Series B1’ Original Issue Price, plus any dividends declared but unpaid thereon (the “Series B1’ Liquidation Amount”). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to the holders of Series B1’ Preferred Stock shall be insufficient to pay the holders of shares of Series B1’ Preferred Stock the full amount to which they shall be entitled under this Subsection 2(d), then the holders of shares of Series B1’ Preferred Stock shall share ratably in any distribution of the assets available for distribution to such holders in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. For clarity, the holders of shares of Series B1’ Preferred Stock shall not be entitled to receive from any assets of the Corporation available for distribution to the Corporation’s stockholders by reason of their ownership thereof any distributions under Subsection 2(e).

(e) In the event of any Liquidation Event or Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, any remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Common Stock, the holders of Series C’ Preferred Stock and the holders of Series E Preferred Stock, in each case by reason of their ownership thereof, pro rata on an as-converted to Common Stock basis based on the number of shares held by each such holder, until the amount payable to the holders of such Common Stock by reason of their ownership thereof equals $0.42723 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), and thereafter among the holders of Common Stock, the holders of Series C’ Preferred Stock, the holders of Series D’ Preferred Stock and the holders of Series E Preferred Stock, in each case by reason of their ownership thereof, pro rata on an as-converted to Common Stock basis based on the number of shares held by each such holder, provided that if the Series D’ Liquidation Amount equals or exceeds the Series D’ Participation Amount, the holders of Series D’ Preferred Stock shall not be entitled to any distribution pursuant to this Subsection 2(e).

(f) Deemed Liquidation Events.

(i) Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of shares representing at least sixty percent (60%) in voting power of then outstanding shares of Series C’ Preferred Stock, Series D’ Preferred Stock and Series E Preferred Stock, voting together as a single class (collectively, the “Investor Majority”), elect otherwise by written notice sent to the Corporation at least 5 days prior to the effective date of any such event (such event, a “Deemed Liquidation Waiver Event”):

(1) a merger or consolidation in which

(A) the Corporation is a constituent party or

(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(f), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii) The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2(f)(i)(1)(A) unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a)-(f).

(iii) In the event of a Deemed Liquidation Event referred to in Subsection 2(f)(i)(l)(B) or 2(f)(i)(2), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the Investor Majority so requests in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem, all outstanding shares of (1) Series E Preferred Stock at a price per share equal to the Series E Liquidation Amount plus such additional amount per share as a holder thereof is entitled to receive under Subsection 2(e) in such Deemed Liquidation Event, (2) Series D’ Preferred Stock at a price per share equal to the greater of the Series D’ Liquidation Amount and the Series D’ Participation Amount, (3) Series C’ Preferred Stock at a price per share equal to the Series C’ Liquidation Amount plus such additional amount per share as a holder thereof is entitled to receive under Subsection 2(e) in such Deemed Liquidation Event and (4) Series B1’ Preferred Stock at a price per share equal to the Series B1’ Liquidation Amount.

(iv) Notwithstanding the foregoing, in the event of a redemption pursuant to Subsection 2(f)(iii), if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock based on the priorities and preferences set forth in Subsections 2(a)-(f) to the fullest extent of such Available Proceeds, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 7(d) through 7(f) shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of such shares of Preferred Stock pursuant to this Subsection 2(f)(iv). Prior to the distribution or redemption provided for in this Subsection 2(f)(iv), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

(v) The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. If the amount deemed paid or distributed under this Subsection 2(f) is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined as follows:

(1) For securities not subject to investment letters or other similar restrictions on free marketability, (A) if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-period ending three days prior to the closing of such transaction; (B) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or (C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(2) The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to clause (1) above so as to reflect the approximate fair market value thereof.

(vi) In the event of a Deemed Liquidation Event pursuant to Subsection 2(f)(i)(l)(A), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the agreement or plan of merger or consolidation referred to in Subsection 2(f)(ii) shall provide that (1) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a)-(e) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (2) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a)-(e) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3. Conversion. The holders of the Preferred Stock shall have the following conversion rights in respect of the Preferred Stock (the “Conversion Rights”):

(a) Right to Convert.

(i) Each share of Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, without payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series E Original Issue Price by the Series E Conversion Price (as defined below) in effect at the time of conversion. The “Series E Conversion Price” shall initially be equal to $1.00. Such initial Series E Conversion Price, and the rate at which shares of Series E Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(ii) Shares of Series D’ Preferred Stock shall not be convertible at the option of the holder thereof.

(iii) Each share of Series C’ Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, without payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series C’ Original Issue Price by the Series C’ Conversion Price (as defined below) in effect at the time of conversion. The “Series C’ Conversion Price” shall initially be equal to $1.00. Such initial Series C’ Conversion Price, and the rate at which shares of Series C’ Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(iv) Each share of Series B1’ Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, without payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series B1’ Original Issue Price by the Series B1’ Conversion Price (as defined below) in effect at the time of conversion. The “Series B1’ Conversion Price” shall initially be equal to $6.359874. Such initial Series B1’ Conversion Price, and the rate at which shares of Series B1’ Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(v) In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 7(d), the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a Liquidation Event or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the applicable series of Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates representing such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the applicable series of Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of the applicable series of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 3(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

(ii) Reservation of Shares. The Corporation shall at all times when any Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capita] stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the conversion price of any series of Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of the applicable series of Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted applicable conversion prices.

(iii) Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series of Preferred

Stock, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of such series of Preferred Stock accordingly.

(iv) No Further Adjustment. Upon any such conversion, no adjustment to the Series E Conversion Price, the Series D’ Conversion Price (as defined below), the Series C’ Conversion Price or the Series B’ Conversion Price shall be made for any declared but unpaid dividends on the applicable series of Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v) Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 3. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Conversion Price Adjustments of Preferred Stock for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Series E Original Issue Date (as defined below) effect a subdivision of the outstanding Common Stock, the Series E Conversion Price, the Series D’ Conversion Price (as defined below), the Series C’ Conversion Price and the Series B’ Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series E Original Issue Dale combine the outstanding shares of Common Stock, the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price and the Series B1’ Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Subsection shall become effective at the close of business on the date the subdivision or combination becomes effective. The “Series D’ Conversion Price” shall initially be equal to $1.00. Such initial Series D’ Conversion Price, and the rate at which shares of Series D’ Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided herein and below.

(e) Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price and the Series B1’ Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price and the Series B1’ Conversion Price, as the case may be, then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (x) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price and the Series B1’ Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price and the Series B1’ Conversion Price shall be adjusted pursuant to this Subsection as of the time of actual payment of such dividends or distributions; and (y) no such adjustment shall be made with respect to the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price or the Series B1’ Conversion Price if the holders of the applicable series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of the applicable series of Preferred Stock had been converted into Common Stock on the date of such event.

(f) Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(g) Recapitalizations: Mergers and Consolidations. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 3(d), 3(e) or 3(f)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of the applicable series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 3 with respect to the rights and interests thereafter of the holders of the applicable series of Preferred Stock to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price or the Series B1’ Conversion Price, as the case may be) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the applicable series of Preferred Stock.

(h) Adjustments to Conversion Price for Dilutive Issues.

(i) Special Definitions. For purposes of Part A of Article IV of this Certificate of Incorporation, the following definitions shall apply:

(1) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3) “Series E Original Issue Date” shall mean the date on which the first share of Series E Preferred Stock was issued.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 3(h)(iii), deemed to be issued) by the Corporation after the Series E Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, “Exempted Securities”):

(A) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(B) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 3(d), 3(e), 3(f) or 3(g);

(C) shares of Common Stock or Options therefor issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

(D) shares of Series E Preferred Stock issued on or about the Series E Original Issue Date or Common Stock deemed to be issued in connection with such issuances;

(E) warrants to purchase Common Stock issued by the Corporation pursuant to the Series C’ Convertible Preferred Stock Purchase Agreement, dated June 24, 2011, as amended, or the Series D Convertible Preferred Stock Purchase Agreement, dated July 11, 2012, or Common Stock deemed to be issued in connection with such issuances, or Common Stock issued upon exercise of such warrants;

(F) shares of Common Stock or Convertible Securities actually issued upon the conversion or exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(G) up to 250,000 shares of Common Stock or Options therefor (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors;

(H) shares of Series E Preferred Stock issued or issuable, or Common Stock deemed to be issued in connection with such issuances, pursuant to the Series E Convertible Preferred Stock Purchase Agreement entered into by and among the Corporation and the other parties named therein on the Series E Original Issue Date, as the same may be amended and/or restated from time to time (the “Series E Purchase Agreement”);

(I) warrants to purchase Common Stock to be issued by the Corporation pursuant to the Series E Purchase Agreement or Common Stock deemed to be issued in connection with such issuances, or Common Stock issued upon exercise of such warrants; or

(J) shares of Common Stock issued in the initial public offering of the Common Stock.

(ii) No Adjustment of Conversion Price. No adjustment in the Series E Conversion Price, the Series D’ Conversion Price or the Series C’ Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Investor Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series B1’ Conversion Price shall be made as a result of the issuance or deemed issuance of Additional Shares of Common Stock.

(iii) Options and Convertible Securities.

(1) If the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price pursuant to the terms of Subsection 3(h)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (x) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (y) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price, as the case may be, computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series C’ Conversion Price, Series D’ Conversion Price or Series E Conversion Price, as applicable, as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (x) shall have the effect of increasing the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price to an amount which exceeds the lower of (i) the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price, as applicable, in effect immediately prior to the original adjustment made as a result of the issuance of such Option or

Convertible Security and (ii) the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price, as applicable, that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price (either because the consideration per share (determined pursuant to Subsection 3(h)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price, as applicable, then in effect, or because such Option or Convertible Security was issued before the Series E Original Issue Date), are revised after the Series E Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (x) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (y) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 3(h)(iii)(l)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price pursuant to the terms of Subsection 3(h)(iv), the Series C’ Conversion Price, the Series D’ Conversion Price and/or the Series E Conversion Price, as the case may be, shall be readjusted to the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price, as applicable, as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price provided for in this Subsection 3(h)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Subsection 3(h)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price that would result under the terms of this Subsection 3(h)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series E Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 3(h)(iii)), without consideration or for a consideration per share less than the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price, each as in effect immediately prior to such issue, then the Series C’ Conversion Price, the Series D’ Conversion Price and/or the Series E Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(1) “CP2” shall mean (x) in the case of an adjustment to the Series C’ Conversion Price, the Series C’ Conversion Price in effect immediately after such issue of Additional Shares of Common Stock, (y) in the case of an adjustment to the Series D’ Conversion Price, the Series D’ Conversion Price in effect immediately after such issue of Additional Shares of Common Stock and (z) in the case of an adjustment to the Series E Conversion Price, the Series E Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(2) “CP1” shall mean (x) in the case of an adjustment to the Series C’ Conversion Price, the Series C’ Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock, (y) in the case of an adjustment to the Series D’ Conversion Price, the Series D’ Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock and (z) in the case of an adjustment to the Series E Conversion Price, the Series E Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(3) “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding (x) all shares of Common Stock issuable upon conversion of the shares of Preferred Stock outstanding immediately prior to such issue and (y) all shares of Common Stock issuable upon conversion and/or exercise of all Options or Convertible Securities outstanding immediately prior to such issue);

(4) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Subsection 3(h), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event that Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 3(h)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series C’ Conversion Price, the Series D’ Conversion Price or the Series E Conversion Price pursuant to the terms of Subsection 3(h)(v), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series C’ Conversion Price, the Series D’ Conversion Price and/or the Series E Conversion Price, as applicable, shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price or the Series B1’ Conversion Price pursuant to this Section 3, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which each series of Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series E Conversion Price, the Series D’ Conversion Price, the Series C’ Conversion Price and the Series B1’ Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Preferred Stock.

(j) Notices of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of any Liquidation Event,

then, and in each such case, the Corporation will send or cause to be sent to the holders of Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and Common Stock. Unless waived by the Investor Majority, such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

4.	Mandatory Conversion.

(a) Trigger Events. Upon either (i) the closing of the sale of shares of Common Stock to the public at a price of at least $1.50 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40,000,000 of gross proceeds to the Corporation, or (ii) the date and time, or occurrence of an event, specified by vote or written consent of the holders of shares representing a majority in voting power of then outstanding shares of Series C’ Preferred Stock and Series E Preferred Stock, voting together as a single class (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (1) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rates and (2) such shares may not be reissued by the Corporation. For the avoidance of doubt, upon such a mandatory conversion, each share of Series D’ Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series D’ Original Issue Price by the Series D’ Conversion Price in effect at the Mandatory Conversion Time.

(b) Procedural Requirements. All holders of record of outstanding shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 4. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Subsection 4(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 4(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 3(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of each applicable series of Preferred Stock accordingly.

5. Voting Rights.

(a) General Voting Rights. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), (i) each holder of outstanding shares of Series C’ Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C’ Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, (ii) each holder of outstanding shares of Series D’ Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series D’ Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and (iii) each holder of outstanding shares of Series E Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of Voting Preferred Stock shall vote together with the holders of Common Stock as a single class, except as provided by law or by the other provisions of this Certificate of Incorporation. The holders of Series B1’ Preferred Stock shall not be entitled to any voting rights other than as expressly set forth herein or as provided by law.

(b) Election of Directors. The holders of record of the shares of Voting Preferred Stock, voting together as a class, shall be entitled to elect eight (8) directors of the Corporation. Any director elected as provided in the first sentence of this Subsection 5(b) may be removed without cause by, and only by, the affirmative vote of the holders of Voting Preferred Stock, voting together as a class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of Voting Preferred Stock, voting together as a class, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to the first sentence of this Subsection 5(b), then any directorship not so filled shall remain vacant until such time as the holders of Voting Preferred Stock, voting together as a class, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of Voting Preferred Stock, voting together as a class. The holders of record of the shares of Common Stock and of any other class or series of voting stock, exclusively and voting together as a single class, shall be entitled to elect the balance, if any, of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or Series Entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 5(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series. The rights of the holders of the Voting Preferred Stock under the first sentence of this Subsection 5(b) shall terminate on the first date following the Series E Original Issue Date on which there are no shares of Voting Preferred Stock outstanding.

(c) Preferred Stock Protective Provisions. At any time when shares of Series E Preferred Stock or Series D’ Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate of Incorporation) (x) the affirmative vote or written consent of the Investor Majority, or (y) in the case of Subsection 5(c)(xiii), the affirmative vote or written consent of the holders of at least 75% of the then outstanding shares of Series D’ Preferred Stock (the “Special Series D’ Vote”) and the holders of a majority of the then outstanding shares of Series E Preferred Stock (the “Special Series E Vote”), or (z) in the case of Subsection 5(c)(xiv), the affirmative vote or written consent of the Special Series E Vote, and any such act or transaction entered into without affirmative vote of the Investor Majority, the Special Series D’ Vote or the Special Series E Vote, as applicable, shall be null and void ab initio, and of no force or effect;

(i) effect any Liquidation Event or Deemed Liquidation Event or consent to any of the foregoing;

(ii) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation or bylaws (whether by merger, consolidation or otherwise), including without limitation to increase or decrease the Corporation’s authorized number of shares of capital stock, or amend, alter or repeal any provision of the organizational documents of any subsidiary of the Corporation;

(iii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series D’ Preferred Stock and Series E Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights, or increase the authorized number of shares of Series D’ Preferred Stock or Series E Preferred Stock;

(iv) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (1) redemptions of or dividends or distributions on the Preferred Stock, as expressly authorized herein, (2) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, and (3) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then current fair market value thereof;

(v) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or incurrence of indebtedness, or permit any subsidiary to take any such action with respect to any debt security or indebtedness, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $500,000;

(vi) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all, substantially all or a significant portion of the assets of such subsidiary;

(vii) increase or decrease the authorized number of directors constituting the Board of Directors;

(viii) grant, or permit any direct or indirect subsidiary to grant, an exclusive license to any material portion of the material intellectual property rights of the Corporation or any subsidiary;

(ix) acquire, directly or indirectly (including through a subsidiary), all or substantially all of the properties, assets or stock of any other company or entity;

(x) permit any subsidiary to issue any equity securities other than issuances to the Corporation or another subsidiary of the Corporation;

(xi) apply for or receive any governmental grants, which in any way restrict the Corporation’s or any of its subsidiary’s ability to use or transfer its intellectual property;

(xii) without the approval of the Board of Directors, amend or modify any stock option plan, or any transfer, vesting or repurchase provisions of any restricted stock or option agreement to provide the other party thereto with more favorable provisions with respect to vesting, repurchase or transfer;

(xiii) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation (whether by merger, consolidation or otherwise) in a manner that materially alters the rights of the Series D’ Preferred Stock; or

(xiv) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation (whether by merger, consolidation or otherwise) in a manner that materially alters the rights of the Series E Preferred Stock.

6. Status of Converted Preferred Stock. In the event that any shares of Preferred Stock are converted pursuant to Section 3, the shares so converted shall be retired and cancelled and shall not thereafter be reissued by the Corporation. The Board of Directors (without the need for stockholder action) shall take all action necessary to effect the corresponding reduction in the Corporation’s authorized capital stock.

7. Redemption.

(a) Voting Preferred Stock Redemption. Unless prohibited by Delaware law governing distributions to stockholders, each share of Voting Preferred Stock shall be redeemed by the Corporation at a price per share equal to (I) in the case of the Series C’ Preferred Stock, the greater of (i) the Series C’ Original Issue Price, plus any dividends declared but unpaid thereon, and (ii) the fair market value of a share of Series C’ Preferred Stock as determined in good faith by the Board of Directors (such amount, the “Series C’ Redemption Price”), (II) in the case of the Series D’ Preferred Stock, the greater of (i) $0.57277 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D’ Preferred Stock), plus any dividends declared but unpaid thereon, and (ii) the fair market value of a share of Series D’ Preferred Stock as determined in good faith by the Board of Directors (such amount, the “Series D’ Redemption Price”) and (III) in the case of the Series E Preferred Stock, the greater of (i) the Series E Original Issue Price, plus any dividends declared but unpaid thereon, and (ii) the fair market value of a share of Series E Preferred Stock as determined in good faith by the Board of Directors (such amount, the “Series E Redemption Price”), on the date that is 60 days after receipt by the Corporation at any time on or after the third anniversary of the Series E Original Issue Date from the Investor Majority of written notice requesting redemption of all shares of Voting Preferred Stock (the date of such payment being referred to as the “Series C/D/E Redemption Date”). If on any Series C/D/E Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Voting Preferred Stock, the Corporation shall ratably redeem the maximum number of shares of Voting Preferred Stock that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b) Series B1’ Preferred Stock Redemption.

(i) Unless prohibited by Delaware law governing distributions to stockholders, each share of Series B1’ Preferred Stock shall be redeemed by the Corporation at a price per share equal to the Series B1’ Original Issue Price, plus any dividends declared but unpaid thereon (such amount, the “Series B1’ Redemption Price”), on the date that is 60 days after receipt by the Corporation, at any time after the redemption or conversion of all outstanding shares of Voting Preferred Stock, from the holders of a majority of the then outstanding shares of Series B1’ Preferred Stock, of written notice requesting redemption of all shares of Series B1’ Preferred Stock (the date of such payment being referred to as the “Series B1’ Put Redemption Date”). If on any Series B1’ Put Redemption Date Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series B’ Preferred Stock, the Corporation shall ratably redeem the maximum number of shares of Series B’ Preferred Stock that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(ii) The Corporation shall have the right at any time to redeem shares of Series B1’ Preferred Stock, in whole or in part, at a price per share payable in cash equal to the Series B1’ Redemption Price on a date as determined by the Corporation and as set forth in the Series B1’ Redemption Notice delivered in accordance with Section 7(d) (the date of such payment being referred to as the “Series B1’ Call Redemption Date”). In the event the Corporation elects to redeem only a portion of the outstanding shares of Series B1’ Preferred Stock, then the Corporation shall redeem a pro rata portion of each holder’s shares of such Series B1’ Preferred Stock based on the total number of shares of Series B1’ Preferred Stock held by each holder.

(iii) Each of the Series B1’ Put Redemption Date and the Series B1’ Call Redemption Date shall be referred to herein as the “Series B1’ Redemption Date.”

(c) Adjustment to Redemption Price. In the event of a redemption pursuant to Sections 7(a) or 7(b)(i), if the Corporation fails to timely pay when due on the Series C/D/E Redemption Date and/or Series B1’ Put Redemption Date, as applicable, the Series E Redemption Price, the Series D’ Redemption Price, the Series C’ Redemption Price and/or the Series B1’ Redemption Price, as applicable, the redemption price payable shall increase from the date such payment was due until it is paid in full to the applicable holder of Preferred Stock at a rate of twelve percent (12%) per annum accruing cumulatively on a daily basis, compounded annually. For the avoidance of doubt, the foregoing interest shall apply only with respect to periods during which the Corporation is required to pay an applicable redemption price but fails to do so.

(d) Redemption Notice. Written notice of a redemption (a “Redemption Notice”) shall be sent to each holder of record of the applicable series of Preferred Stock not less than 40 days prior to the Series C/D/E Redemption Date or the Series B1’ Redemption Date, as the case may be. Each Redemption Notice shall state:

(i) the number of shares of Series E Preferred Stock, Series D’ Preferred Stock, Series C’ Preferred Stock and Series B1’ Preferred Stock held by the holder that the Corporation shall redeem on the applicable redemption date specified in the Redemption Notice;

(ii) the Series C/D/E Redemption Date or the Series B1’ Redemption Date, as the case may be, and the Series E Redemption Price, the Series D’ Redemption Price, the Series C’ Redemption Price or the Series B1’ Redemption Price, as the case may be;

(iii) if applicable, the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 3(a)); and

(iv) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

(e) Surrender of Certificates; Payment. On or before the Series C/D/E Redemption Date or the Series B1’ Redemption Date, as the case may be, each holder of shares of Preferred Stock to be redeemed on such Series C/D/E Redemption Date or Series B1’ Redemption Date, as the case may be, unless such holder has exercised his, her or its right, if applicable, to convert such shares as provided in Section 3, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Series E Redemption Price, the Series D’ Redemption Price, the Series C’ Redemption Price and/or the Series B1’ Redemption Price, as the case may be, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

(f) Rights Subsequent to Redemption. If a Redemption Notice shall have been duly given, and if on the Series C/D/E Redemption Date and/or the Series B1’ Redemption Date, as the case may be, the redemption price payable upon redemption of the shares of Preferred Stock to be redeemed on the applicable redemption date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then, notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after the applicable redemption date and all rights with respect to such shares shall forthwith after the applicable redemption date terminate, except only the right of the holders to receive the applicable redemption price without interest upon surrender of their certificate or certificates therefor.

(g) Notwithstanding anything herein to the contrary, for so long as the Corporation is bound by or subject to any loan agreement or similar financing arrangement that has been approved by a majority of the members of the Board of Directors (as amended, restated or otherwise modified from time to time, a “Loan Agreement”), which Loan Agreement restricts the ability of the Corporation to redeem shares of Series E Preferred Stock, Series D’ Preferred Stock, Series C’ Preferred Stock and/or Series B1’ Preferred Stock, then in accordance with this Section 7, all rights of the holders of Series E Preferred Stock, Series D’ Preferred Stock, the holders of Series C’ Preferred Stock and the holders of Series B1’ Preferred Stock under this Section 7, and the obligation of the Corporation under Subsections 2(f)(iii) and 2(f)(iv) to redeem shares of Series E Preferred Stock, Series D’ Preferred Stock, Series C’ Preferred Stock and/or Series B1’ Preferred Stock in certain circumstances after a Deemed Liquidation Event, shall be suspended (other than the rights of such holders to deliver notice requesting redemption pursuant to Section 7(a) (at any time after the third anniversary of the Series E Original Issue Date) or 7(b)(i)), and the Corporation shall not redeem any shares of Series E Preferred Stock, Series D’ Preferred Stock, Series C’ Preferred Stock or Series B1’ Preferred Stock, nor shall it make, or have any obligation to make, any redemption payment with respect thereto, and such holders shall have no claim to any such payment prior to the Corporation’s payment in full of all of its obligations arising under all applicable Loan Agreements, and prior to such date and the Corporation’s payment in full of all of its obligations arising under all applicable Loan Agreements, such shares shall remain outstanding equity (and not debt) of the Corporation.

8. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption of any such shares.

9. Waiver. Unless a different vote is specified in this Certificate of Incorporation, (a) any of the rights, powers, preferences and other terms of the Series E Preferred Stock set forth herein may be waived on behalf of all holders of Series E Preferred Stock by the affirmative written consent or vote of the Special Series E Vote, (b) any of the rights, powers, preferences and other terms of the Series D’ Preferred Stock set forth herein may be waived on behalf of all holders of Series D’ Preferred Stock by the affirmative written consent or vote of the Special Series D’ Vote, (c) any of the rights, powers, preferences and other terms of the Series C’ Preferred Stock set forth herein may be waived on behalf of all holders of Series C’ Preferred Stock by the affirmative written consent or vote of the holders of at least 60% of the then outstanding shares of Series C’ Preferred Stock, (d) any of the rights, powers, preferences and other terms of the Series B1’ Preferred Stock set forth herein may be waived on behalf of all holders of Series B1’ Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Series B1’ Preferred Stock then outstanding, and (e) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Investor Majority.

10. Notices. Any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

B.	Common Stock.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting Rights. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3. Notices. Any notice required or permitted by the provisions of this Certificate of Incorporation or the General Corporation Law to be given to the holders of the Common Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent and given upon such mailing or electronic transmission.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

3. Subject to any additional vote required by the Certificate of Incorporation, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

ARTICLE VI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VII

Except to the extent that the General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of an Indemnitee in connection with such action, suit or proceeding and any appeal therefrom.

The rights provided in this Article (i) shall not be deemed exclusive of any other rights to which an Indemnitee may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of the Indemnitees. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation. Without limiting the other provisions of this Certificate of Incorporation, the Corporation shall indemnify the persons or entities referred to in clauses (i) and (ii) to the fullest extent permitted by the General Corporation Law for any claims or liabilities relating to an Excluded Opportunity.

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3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation been executed by a duly authorized officer of this corporation on this 15th day of December, 2014.

By:	/s/ Roni Mamluk
Roni Mamluk, Ph.D.,
Chief Executive Officer and President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHIASMA, INC.

Chiasma, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Board of Directors of the Corporation duly adopted resolutions by written consent in lieu of a meeting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware setting forth amendments to the Certificate of Incorporation of the Corporation and declaring such amendments to be advisable. The stockholders of the Corporation duly approved such proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:

RESOLVED:	That the Certificate of Incorporation of the Corporation is hereby amended by amending and restating the first paragraph of Article IV thereof in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 410,844,144 shares, consisting of (i) 250,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 160,844,144 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), of which (A) 80,774,458 shares are hereby designated as Series E Convertible Preferred Stock (the “Series E Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below, (B) 38,504,439 shares are hereby designated as Series D’ Convertible Preferred Stock (the “Series D’ Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below, (C) 40,430,250 shares are hereby designated as Series C’ Convertible Preferred Stock (the “Series C Preferred Stock” and together with the Series D’ Preferred Stock and the Series E Preferred Stock, the “Voting Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below, and (D) 1,134,997 shares are hereby designated as Series B1’ Convertible Preferred Stock (the “Series B1’ Preferred Stock”), with the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth below.”

RESOLVED:	That the Certificate of Incorporation of the Corporation is hereby amended by amending and restating Subsection 2(f)(i) of Part A of Article IV thereof in its entirety to read as follows:

“(i) Each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of shares representing at least sixty-eight percent (68%) in voting power of then outstanding shares of Series C’ Preferred Stock, Series D’ Preferred Stock and Series E Preferred Stock, voting together as a single class (collectively, the “Investor Majority”), elect otherwise by written notice sent to the Corporation at least 5 days prior to the effective date of any such event (such event, a “Deemed Liquidation Waiver Event”):

(1) a merger or consolidation in which

(A) the Corporation is a constituent party or

(B) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(f), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(2) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.”

RESOLVED:	That the Certificate of Incorporation of the Corporation is hereby amended by amending and restating Subsection 4(a) of Part A of Article IV thereof in its entirety to read as follows:

“(a) Trigger Events. Upon either (i) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, of Common Stock in connection with a listing of the Common Stock on the New York Stock Exchange, the NYSE MKT, the NASDAQ Stock Market, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market or any successor thereto, or (ii) the date and time, or occurrence of an event, specified by vote or written consent of the holders of shares representing a majority in voting power of then outstanding shares of Series C’ Preferred Stock and Series E Preferred Stock, voting together as a single class (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (1) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rates and (2) such shares may not be reissued by the Corporation. For the avoidance of doubt, upon such a mandatory conversion, each share of Series D’ Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Series D’ Original Issue Price by the Series D’ Conversion Price in effect at the Mandatory Conversion Time.”

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RESOLVED:	That the Certificate of Incorporation of the Corporation is hereby amended by amending and restating the first sentence of Subsection 5(b) of Part A of Article IV thereof in its entirety to read as follows:

“The holders of record of the shares of Voting Preferred Stock, voting together as a class, shall be entitled to elect nine (9) directors of the Corporation.”

2. This Certificate of Amendment of Certificate of Incorporation of the Corporation has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on this 24th day of February, 2015.

By:	/s/ Roni Mamluk
Name:	Roni Mamluk, Ph.D.
Title:	Chief Executive Officer and President

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